FIRST AMENDMENT
FIRST AMENDMENT (this “Amendment”), dated as of February 1, 2013, among WEST PHARMACEUTICAL SERVICES, INC., a Pennsylvania corporation (the “Company”), the direct and indirect subsidiaries of the Company listed on the signature pages hereto (together with the Company, collectively, the “Borrowers”), the several banks and other financial institutions party hereto (collectively, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrowers, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of June 3, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, the Borrowers, the Lenders and the Administrative Agent have agreed to amend the Credit Agreement, all on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2.Amendments to Credit Agreement. The Credit Agreement is hereby amended and supplemented as follows:

a.Section 1.1 is hereby amended by adding, in the appropriate alphabetical order, the new defined term “Acquisition,” to read in full as follows:

“'Acquisition': any acquisition, or a series of related acquisitions, of (a) Capital Stock in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person.”
b.The definition of “Adjusted EBITDA” set forth in Section 1.1 is hereby amended by (i) deleting the phrase “for any period” the one time it appears therein and inserting such phrase at the beginning of such definition and (ii) adding, immediately following the words “with respect to any Person who has (or whose assets have) been acquired by the Company or any Subsidiary thereof”, the phrase “in an Acquisition”.

c.The defined term “Anti-Terrorism Statute” set forth in Section 1.1 is hereby deleted and replaced with the term “Anti-Terrorism Law”.

d.The definition of “Construction Limit” set forth in Section 1.1 is hereby amended and restated in full as follows:

“'Construction Limit': means $50,000,000.”

e.The definition of “Conversion Date” set forth in Section 1.1 is hereby amended and restated in full as follows:

“'Conversion Date': the close of business on February 1, 2013.”

f.The definition of “EBITDA” set forth in Section 1.1 is hereby amended by deleting the words “divested assets” and substituting in lieu thereof the phrase “sold or otherwise divested assets”.

g.The definition of “Foreign Subsidiary” set forth in Section 1.1 is hereby amended and restated in full as follows:

“'Foreign Subsidiary': (a) any Subsidiary organized under the laws of any jurisdiction other than the United States of America or one of its states, commonwealths or territories or the District of Columbia or (b) any Subsidiary of any Subsidiary referred to in clause (a) above.”
h.Clause (d) of the definition of “Indebtedness” set forth in Section 1.1 is hereby amended by adding the following to the end thereof, immediately before the comma:

“(including the undrawn stated amount of any letters of credit, acceptances and similar obligations then outstanding)”.
i.The definition of “Maturity Date” set forth in Section 1.1 is hereby amended and restated in full as follows:

““Maturity Date” means January 1, 2018.”

j.The definition of “Modified EBITDA” set forth in Section 1.1 is hereby amended by (i) replacing each reference to “acquisition” set forth therein with “Acquisition” and (ii) inserting the words “in an Acquisition” immediately after the phrase “the Company or any of its Subsidiaries shall have acquired the stock or material assets of any Person”.

k.The definition of “Permitted Liens” set forth in Section 1.1 is hereby amended by:

(i)deleting the word “and” after the semicolon in clause (m);

(ii)deleting the “.” at the end of clause (n) and substituting in lieu thereof “; and”; and

(iii)adding a new clause (o), which shall read in full as follows:

“(o) Liens not otherwise permitted above securing Indebtedness in an amount not to exceed $1,000,000 in the aggregate at any time outstanding”.
l.The definition of “Priority Debt” set forth in Section 1.1 is hereby amended by adding, immediately following the words “as defined in any Note Purchase Agreement”, the phrase “and/or any other agreements evidencing Indebtedness”.

m.The definition of “Required Lenders” set forth in Section 1.1 is hereby amended by replacing the words “at least 51%” in each location where such words appear in the definition of “Required Lenders” with “more than 50%”.

n.The definition of “Sharing Agreement” set forth in Section 1.1 is hereby amended and restated in full as follows:

“Sharing Agreement”: the Sharing Agreement, dated as of April 27, 2012, among the lenders party thereto, the administrative agent party thereto and the holders of certain notes of the Company, as the same may be amended, supplemented or otherwise modified from time to time.”
o. The third sentence of clause (b) of Section 1.2 is hereby amended and restated in full as follows:

“Notwithstanding the foregoing, if the Borrowers' Representative notifies the Administrative Agent in writing that the Borrowers wish to amend any covenant in Section 6.1 of this Agreement, any related definition and/or the definition of the term Total Leverage Ratio for purposes of interest and commitment fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenant and/or interest or commitment fee determinations (or if the Administrative Agent notifies the Borrowers' Representative in writing that the Required Lenders wish to amend Section 6.1, any related definition and/or the definition of the term Total Leverage Ratio for purposes of interest and commitment fee determinations to eliminate the effect of any such change in GAAP), then the Borrowers' compliance with such covenant and/or the definition of the term Total Leverage Ratio for purposes of interest and commitment fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrowers and the Required Lenders, and the Company shall provide to the Administrative Agent, when it delivers its financial statements pursuant to Section 5.1(a) and (b) of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent.”

p.Clause (b) of Section 2.1 is hereby amended by:

(i)adding, immediately preceding the closing parenthesis, the following phrase:

“, provided, however, that to the extent any LIBOR Loan made on and after January 1, 2013 is made on other than the first day of a month, its initial Interest Period shall end on the first day of the immediately following month”.
(ii)deleting, in its entirety, the phrase “(X) no Loan shall be made or continued as a LIBOR Loan after the date that is one month prior to the Maturity Date, and (Y)”.

q.The last sentence in Section 2.4(a) is hereby amended and restated in full as follows:

“Notwithstanding anything to the contrary contained herein, from and after January 1, 2013, subject to Section 2.5(a)(II) and (III) and Section 2.13, all Revolver Loans shall be LIBOR Loans with an Interest Period of one month, provided that any LIBOR Loans made after January 1, 2013 that are not made on the first day of a month shall have an initial Interest Period which shall end on the first day of the immediately following month.”.
r.The last sentence of clause (b) of Section 2.5 is hereby amended by adding at the end thereto immediately before the period the following phrase:

“; provided, however, that to the extent any LIBOR Loan made after January 1, 2013 is not made on the first day of a month, its initial Interest Period shall end on the first day of the immediately following month”.
s.The first sentence of clause (d) of Section 2.15 is hereby amended in full as follows:

“All prepayment notices shall be irrevocable; provided that a notice by the Borrowers of prepayment of the Loans in full may state that such notice is conditioned upon the effectiveness of other credit facilities or debt or equity issuances, in which case such notice may be revoked by the Borrowers (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.”
t.Section 2.16(b) is hereby amended by (i) inserting the words “or liquidity” immediately after the words “regarding capital” and immediately prior to the word “requirements” and (ii) inserting the words “and liquidity” immediately after the phrase “with respect to capital adequacy”.

u. Clause (d) of Section 2.16 is hereby amended by adding the following new sentence at the end thereof:

“The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the change in any guideline, directive or other Law that shall have occurred or been imposed.”
v.Clause (a) of Section 3.3 is hereby amended to insert, immediately after the words “is duly organized, validly existing and in good standing”, the phrase “(to the extent applicable in the relevant jurisdiction of formation)”.

w.Section 3.5 is hereby amended to insert the word “material” immediately prior to the words “Contractual Obligation” each time they appear therein.

x.Section 3.10 is hereby amended and restated to read in full as follows:

“3.10    ERISA. i) Each Plan (such representations in respect of any Multiemployer Plan being made to the best knowledge of each Borrower) has complied in all material respects with the applicable provisions of ERISA and the Code, except for any noncompliance that could not reasonably be expected to result in a liability to the Borrowers and their Subsidiaries in excess of $5,000,000 in the aggregate. No prohibited transaction (as defined in subsection 7.1(i)), Unpaid Minimum Required Contribution or Reportable Event has occurred with respect to any Single Employer Plan that could reasonably be expected to result in a liability to the Borrowers and their Subsidiaries in excess of $5,000,000 in the aggregate. The present value of all accrued benefits under each Single Employer Plan of which any Borrower, any Subsidiary or a Commonly Controlled Entity is a sponsor (based on those assumptions used to fund the Plans), as calculated by such Borrower's actuaries, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of the Plans allocable to such benefits by an amount which could reasonably be expected to have a Material Adverse Effect. Neither any Borrower, any Subsidiary nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan and neither any Borrower nor any Subsidiary or Commonly Controlled Entity would become subject under ERISA to any liability if any Borrower, any Subsidiary or any such Commonly Controlled Entity were to withdraw completely from any Multiemployer Plan as of the valuation date most closely preceding the date this representation is made or deemed made, except in each case to the extent such liability to the Borrowers and their Subsidiaries could not reasonably be expected to exceed $5,000,000 in the aggregate. To the knowledge of the Borrowers, such Multiemployer Plans are neither in Reorganization as defined in Section 4241 of ERISA nor Insolvent as defined in Section 4245 of ERISA. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrowers and each Subsidiary and Commonly Controlled Entity for post‑retirement benefits to be provided to their current and former employees under plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such plans allocable to such benefits by an amount in excess of $5,000,000. Neither any Borrower, any Subsidiary nor any Commonly Controlled Entity has any or has received notice of any liability under the Coal Industry Retiree Health Benefit Act of 1992 that could reasonably be expected to result in a liability to the Borrowers and their Subsidiaries in excess of $5,000,000 in the aggregate. Neither a Reportable Event nor an Unpaid Minimum Required Contribution has occurred during the five‑year period to the date on which this representation is made or deemed made with respect to any Single Employer Plan or Multiemployer Plan that could reasonably be expected to result in a liability to the Borrowers and their Subsidiaries in excess of $5,000,000 in the aggregate for all such Single Employer Plans and Multiemployer Plans. No (i) termination of a Single Employer Plan has occurred during such five-year period that could reasonably be expected to result in a liability to the Borrowers and their Subsidiaries in excess of $5,000,000 in the aggregate and (ii) Lien on assets of any of the Borrowers, any Subsidiary or any Commonly Controlled Entity in favor of the PBGC or a Plan has arisen during such five‑year period. Each Plan intended to be qualified under Section 401(a) of the Code, as most recently amended, including amendments to any trust agreement, group annuity or insurance contract, or other governing instrument, is the subject of a favorable determination by the Internal Revenue Service with respect to its qualification under Section 401(a) of the Code or uses a prototype or volume submitter plan that is the subject of a favorable opinion letter issued by the Internal Revenue Service, and to the knowledge of the Borrowers, no amendment adopted after such determination negatively affects the qualification of such Plan in a manner that could reasonably be expected to have a Material Adverse Effect, which shall be determined for purposes of this subsection by treating any incremental liability to such Plan and its participants or beneficiaries resulting from such an amendment as if payable by the Borrowers.”

y.Clause (a) of Section 5.2 is hereby amended and restated in full as follows: “(a) [Intentionally Omitted]”.

z.The first sentence of Section 5.10 is hereby amended by deleting the word “and” immediately before clause (iv) and replacing it with a comma and immediately before the period inserting the following: “and (v) to reimburse any Borrower for any of the foregoing paid by such Borrower”.

aa.Section 5.15 is hereby amended by:

(i)at the beginning of the first sentence thereof, replacing the word “Furnish” with the following phrase:

“Except to the extent that the following described events or conditions could not reasonably be expected to result in or indicate a liability to the Borrowers and their Subsidiaries of more than $5,000,000 in the aggregate, furnish”; and
(ii)in the last sentence thereof, adding immediately following the words “an assessment of liability” the words “in excess of $5,000,000 in the aggregate”.

bb.    The parenthetical in the first sentence of Section 5.16 is hereby amended and restated in full as follows:

“(subject only to “Permitted Encumbrances”, as defined in the Mortgage referred to below)”.

cc.    Clause (b) of Section 5.16 is hereby amended and restated in full as follows:

“(b) [Intentionally Omitted]”
dd.    Section 6.7 is hereby amended and restated in full as follows:

“6.7.    Limitation on Acquisitions. Purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial amount of the property or assets (including, without limitation, Capital Stock) of any Person or all or substantially all of the assets constituting a business unit, division, product line or line of business of any Person, except for Permitted Acquisitions.”
ee.    Section 6.10 is hereby amended and restated in full as follows:

“6.10.    Prepayments, Redemptions and Repurchases of Subordinated Debt. Prepay, redeem, retire, repurchase or otherwise satisfy any Subordinated Debt, unless on the date of such prepayment, redemption or repurchase (a) the Total Leverage Ratio as of the last day of the immediately preceding fiscal quarter for which the Lenders have received financial statements under subsection 5.1(a) or (b) hereof is less than or equal to 3.50 to 1.00 and (b) no Default or Event of Default shall exist or would exist on a pro forma basis (i.e., using as the numerator for such calculation Total Debt on the date of and after giving effect to such prepayment, redemption or repurchase and any Indebtedness borrowed in connection therewith or to finance such prepayment, redemption or repurchase); provided that, if such prepayment, redemption or repurchase is financed with Indebtedness, such Indebtedness shall be unsecured.”
ff.    Section 6.12 is hereby amended and restated in full as follows:

“6.12 Note Purchase Agreement Guarantors. At any time, permit any Subsidiary which, at such time, is directly or indirectly liable (as a co-obligor, guarantor or otherwise) for any Indebtedness (i) for borrowed money in an amount equal to or in excess of $5,000,000 or (ii) owed under a Note Purchase Agreement or whose assets are subject to a Lien to secure obligations owed under any such Indebtedness or under a Note Purchase Agreement to not be a Borrower hereunder, other than West Pharmaceutical Services Canovanas, Inc., West Pharmaceutical Services Vega Alta, Inc. and any Foreign Subsidiary”.
gg.    A new Section 9.18 titled “USA Patriot Act Notice” shall be added at the end of Section 9 of the Credit Agreement, to read in full as follows:

“9.18 USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.”

hh.    Schedule IV to the Credit Agreement (Term Loans Amortization Schedule) is hereby amended and restated in full to read as set forth on Schedule A hereto.

3.Representations and Warranties. The Borrowers hereby represent and warrant to the Lenders and the Administrative Agent that:

a.There exists no Default or Event of Default under the Credit Agreement as amended hereby;

b.The representations and warranties made in the Credit Agreement are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof other than those made on a specific date, which such representations and warranties are true and correct in all material respects as of such specific date;

c.The execution and delivery of this Amendment by and on behalf of the Borrowers has been duly authorized by all requisite action on behalf of the Borrowers and this Amendment constitutes the legal, valid and binding obligation of the Borrowers, enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

d.The Credit Agreement as amended by this Amendment constitutes each Borrower's legal, valid and binding obligation, enforceable against each Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity, regardless whether considered in a proceeding in equity or at law; and

e.Other than the filing of the Mortgage in the appropriate land records office, no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by any Loan Party of this Amendment (except for those which have been obtained or made on or prior to the date hereof).

4.Effectiveness. This Amendment shall be effective upon the fulfillment, to the reasonable satisfaction of the Administrative Agent and its counsel, of the following conditions precedent (such date, the “Effective Date”):

a.The Borrowers shall have delivered to the Administrative Agent the following, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be duly completed and executed:

(i)counterparts of this Amendment;

(ii)Secretary's Certificate for the Borrowers attaching thereto (a) an incumbency certificate, (b) resolutions, and (c) a good standing certificate for the Company; and

(iii)such opinions of counsel as shall be reasonably requested by the Administrative Agent.

b.Each of the Lenders shall have delivered to the Administrative Agent a counterpart of this Amendment duly executed by such Lender.

c.The Borrowers shall have paid to the Administrative Agent the reasonable legal fees and expenses of counsel to the Administrative Agent to the extent invoiced prior to the date hereof.

5.Limited Effect. Except as expressly amended by this Amendment, the Credit Agreement shall continue to be, and shall remain, unaltered and in full force and effect in accordance with its terms and the Borrowers hereby confirm all of the provisions of the Credit Agreement and the other Loan Documents.

6.Affirmations. Each of the Loan Parties hereby (2) ratifies and affirms all the provisions of the Credit Agreement and the other Loan Documents as amended hereby, (3) agrees that the terms and conditions of the Credit Agreement and the other Loan Documents, shall continue in full force and effect as amended hereby and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment or any other documents or instruments executed in connection herewith and (4) acknowledges and agrees that, as of the date hereof, it has no defense, set-off, counterclaim or challenge against the payment of any sums currently owing under the Credit Agreement and the other Loan Documents or the enforcement of any of the terms or conditions thereof and agrees to be bound thereby and perform thereunder.

7.Release. Recognizing and in consideration of the amendments provided herein, each of the Borrowers hereby waives and releases all of the Lenders and the Administrative Agent and their officers, attorneys, agents, and employees from any liability, suit, damage, claim, loss or expense of any kind or nature whatsoever and howsoever arising that such Borrower ever had or now has against any of them arising out of or relating to any Lender's or the Administrative Agent's acts or omissions with respect to this Amendment, the Credit Agreement, the other Loan Documents or any other matters described or referred to herein or therein.

8.Integration. This Amendment constitutes the sole agreement of the parties with respect to the transactions contemplated hereby and shall supersede all oral negotiations and the terms of prior writings with respect thereto. From and after the Effective Date, all references in the Credit Agreement and each of the other Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby. This Amendment shall constitute a Loan Document for all purposes under the Credit Agreement and each of the other Loan Documents.

9.Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.Miscellaneous.

a.Expenses. Each of the Borrowers agrees to pay all of the Administrative Agent's reasonable out‑of‑pocket expenses incurred in connection with the preparation, negotiation and execution of this Amendment and the other documents executed in connection herewith, including, without limitation, the reasonable fees and expenses of Ballard Spahr LLP.

b.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflicts of law).

c.Successor and Assigns. The terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the Borrowers, the Administrative Agent and the Lenders and their respective successors and assigns.

d.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually, executed counterpart.

e.Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

f.Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
WEST PHARMACEUTICAL SERVICES, INC.

By:	/s/ Michael A. Anderson
Name:	Michael A. Anderson
Title:	Vice President

WEST PHARMACEUTICAL SERVICES OF FLORIDA, INC.

By:	/s/ Michael A. Anderson
Name:	Michael A. Anderson
Title:	Vice President

WEST PHARMACEUTICAL SERVICES LAKEWOOD, INC.

By:	/s/ Michael A. Anderson
Name:	Michael A. Anderson
Title:	President

WEST ANALYTICAL SERVICES, LLC

By:	/s/ Rachael M. Bushey
Name:	Rachael M. Bushey
Title:	Vice President

WEST PHARMACEUTICAL SERVICES OF DELAWARE, INC.

By:	/s/ Michael A. Anderson
Name:	Michael A. Anderson
Title:	Treasurer

TECH GROUP NORTH AMERICA, INC.
TECH GROUP GRAND RAPIDS, INC.

By:	/s/ Michael A. Anderson
Name:	Michael A. Anderson
Title:	Treasurer

(MFG) TECH GROUP PUERTO RICO, LLC

By:	/s/ Joseph Fratinardo
Name:	Joseph Fratinardo
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Administrative Agent

By:	/s/ Denise DiSimone
Name:	Denise DiSimone
Title:	Senior Vice President

EXHIBIT A

SCHEDULE IV

Term Loans Amortization Schedule

All dates are subject to adjustment in accordance with the
Modified Following Business Day Convention

Payment Date	Principal Balance	Amortization
January 1, 2013	$43,000,000.00
February 1, 2013	$42,844,562.70	155,437.30
March 1, 2013	$42,688,424.64	156,138.06
April 1, 2013	$42,531,582.66	156,841.98
May 1, 2013	$42,374,033.58	157,549.08
June 1, 2013	$42,215,774.21	158,259.37
July 1, 2013	$42,056,801.37	158,972.84
August 1, 2013	$41,897,111.81	159,689.56
September 1, 2013	$41,736,702.33	160,409.48
October 1, 2013	$41,575,569.66	161,132.67
November 1, 2013	$41,413,710.56	161,859.10
December 1, 2013	$41,251,121.74	162,588.82
January 1, 2014	$41,087,799.92	163,321.82
February 1, 2014	$40,923,741.78	164,058.14
March 1, 2014	$40,758,944.02	164,797.76
April 1, 2014	$40,593,403.29	165,540.73
May 1, 2014	$40,427,116.26	166,287.03
June 1, 2014	$40,260,079.54	167,036.72
July 1, 2014	$40,092,289.77	167,789.77
August 1, 2014	$39,923,743.54	168,546.23
September 1, 2014	$39,754,437.46	169,306.08
October 1, 2014	$39,584,368.08	170,069.38
November 1, 2014	$39,413,531.98	170,836.10
December 1, 2014	$39,241,925.68	171,606.30
January 1, 2015	$39,069,545.73	172,379.95
February 1, 2015	$38,896,388.64	173,157.09
March 1, 2015	$38,722,450.89	173,937.75
April 1, 2015	$38,547,728.98	174,721.91
May 1, 2015	$38,372,219.36	175,509.62
June 1, 2015	$38,195,918.48	176,300.88
July 1, 2015	$38,018,822.78	177,095.70
August 1, 2015	$37,840,928.68	177,894.10
September 1, 2015	$37,662,232.57	178,696.11
October 1, 2015	$37,482,730.83	179,501.74
November 1, 2015	$37,302,419.85	180,310.98
December 1, 2015	$37,121,295.96	181,123.89
January 1, 2016	$36,939,355.50	181,940.46

Payment Date	Principal Balance	Amortization
February 1, 2016	$36,756,594.80	182,760.70
March 1, 2016	$36,573,010.15	183,584.65
April 1, 2016	$36,388,597.84	184,412.31
May 1, 2016	$36,203,354.14	185,243.70
June 1, 2016	$36,017,275.30	186,078.84
July 1, 2016	$35,830,357.55	186,917.75
August 1, 2016	$35,642,597.11	187,760.44
September 1, 2016	$35,453,990.19	188,606.92
October 1, 2016	$35,264,532.96	189,457.23
November 1, 2016	$35,074,221.60	190,311.36
December 1, 2016	$34,883,052.25	191,169.35
January 1, 2017	$34,691,021.05	192,031.20
February 1, 2017	$34,498,124.10	192,896.95
March 1, 2017	$34,304,357.52	193,766.58
April 1, 2017	$34,109,717.36	194,640.16
May 1, 2017	$33,914,199.71	195,517.65
June 1, 2017	$33,717,800.59	196,399.12
July 1, 2017	$33,520,516.05	197,284.54
August 1, 2017	$33,322,342.07	198,173.98
September 1, 2017	$33,123,274.67	199,067.40
October 1, 2017	$32,923,309.80	199,964.87
November 1, 2017	$32,722,443.42	200,866.38
December 1, 2017	$32,520,671.48	201,771.94
January 1, 2018	$—	32,520,671.48